Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

PREAMI STUDY SHOWS PERINDOPRIL IMPROVED CARDIAC FUNCTION IN

ELDERLY PATIENTS FOLLOWING A HEART ATTACK

–Data presented as Hotline session at 2005 European Society of Cardiology (ESC) Meeting –

STOCKHOLM, Sweden, September 4, 2005 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that perindopril improved cardiac function, including left ventricular (LV) remodeling, in elderly patients following a heart attack, based on data presented today from the PREAMI (Perindopril and Remodeling in Elderly with Acute Myocardial Infarction) study during a Hotline session of the ESC Congress 2005 in Stockholm, Sweden.

In the study, perindopril reduced the primary endpoint, a combination of death, hospitalization for heart failure and LV remodeling, by 38 percent (p<0.001). This reduction in the primary endpoint was driven by a 46 percent reduction (p<0.001) in LV remodeling.

“PREAMI adds significantly to our understanding of elderly patients who have preserved ventricular function after a heart attack,” said Roberto Ferrari, M.D., professor of cardiology at University of Ferrara, Italy, and lead investigator of the PREAMI study. “In this study, perindopril significantly improved cardiac function for these vulnerable patients.”

About PREAMI

PREAMI, a multi-center, double-blind, randomized, placebo controlled study, evaluated 1,252 patients aged 65 or older with an acute myocardial infarction and an ejection fraction of greater than or equal to 40 percent. Patients requiring urgent coronary angiography or revascularization were excluded from the study.

Eligible patients were randomized to receive perindopril or placebo and were followed for a period of 12 months. Oral perindopril or matched placebo were administered at a daily dose of 4 mg for the first month and 8 mg until the end of the treatment period. Perindopril was initiated, on average, 11 days after a heart attack.

The most common adverse event leading to discontinuation that was more frequent on perindopril than placebo was cough.

In the United States, perindopril is co-promoted under the brand name ACEON® (perindopril erbumine) Tablets by CV Therapeutics and Solvay Pharmaceuticals, Inc. In other parts of the world such as Europe, Canada and Australia, perindopril is marketed under several brand names, including Coversyl®. Perindopril is one of the leading ACE inhibitors in Europe.

About ACE Inhibitors

ACE inhibitors act to reduce hypertension by interfering with the conversion of angiotensin I to artery-constricting angiotensin II. Blocking the production of angiotensin II results in arterial vasodilation and an accompanying reduction in blood pressure.

ACE inhibitors currently are recommended as first-line therapy for treatment of hypertension in certain patient populations, because of their safety and efficacy. Most recently, the Seventh Report of the Joint National Committee on Prevention, Detection, Evaluation and Treatment of High Blood Pressure has recommended ACE inhibitors as one of the initial therapy choices for compelling comorbidities such as heart failure, postmyocardial infarction, high coronary disease risk, diabetes, chronic kidney disease and recurrent stroke prevention.

Certain ACE inhibitors, including ACEON®, which have been shown to have an enhanced affinity for the tissues, are known as tissue-ACEs.

About ACEON®

ACEON® is indicated to reduce the risk of cardiovascular mortality or non-fatal myocardial infarction in patients with stable coronary artery disease and also is indicated for the treatment of patients with essential hypertension.

In the EUROPA study, the 20 percent reduction in the risk of cardiovascular events with ACEON® 8 mg was observed in a broad range of older and younger stable coronary artery disease patients with or without hypertension or previous MI, and including patients treated with a background of conventional therapies for the management of coronary artery disease.

ACEON® offers continuous 24-hour blood pressure control with once-daily dosing. ACEON® may be used alone or with other classes of antihypertensives.

ACEON® is contraindicated in patients known to be hypersensitive to this product or to any other ACE inhibitors and in patients with a history of angioedema related to previous treatment with an ACE inhibitor. When used in pregnancy during the second and third trimesters, ACE inhibitors can cause injury and even death to the developing fetus. When pregnancy is detected, ACEON® should be discontinued as soon as possible.

In the EUROPA study, the overall rate of discontinuation was about 22 percent on drug and placebo. The most common medical reasons for discontinuation that were more frequent on perindopril than placebo were cough, drug intolerance and hypotension.

In the United States, perindopril is co-promoted under the brand name ACEON® by CV Therapeutics and Solvay Pharmaceuticals. In other parts of the world such as Europe, Canada and Australia, perindopril is marketed under several brand names, including Coversyl®. Perindopril is one of the leading ACE inhibitors in Europe.

ACEON® prescribing information is available at: www.cvt.com/prod_home.html.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics currently has three programs in commercial or late-stage development: ACEON® (perindopril erbumine) Tablets, RanexaTM (ranolazine) and regadenoson. CV Therapeutics also has other clinical and preclinical drug development candidates and programs. The company co-promotes ACEON®, an ACE inhibitor with enhanced tissue affinity, for the treatment of essential hypertension and the reduction of the risk of cardiovascular mortality or non-fatal MI in patients with stable coronary artery disease. Ranexa is being developed as a novel potential treatment for chronic angina. Regadenoson is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Ranexa and regadenoson have not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to regulatory review and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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